AMENDMENT NO. 12 TO CREDIT AGREEMENT
AND CONSENT NO. 1

AMENDMENT NO. 12 TO CREDIT AGREEMENT AND CONSENT NO. 1 (this “Amendment”), dated as of February 11, 2013, to the Credit Agreement, dated as of December 21, 2006, by and between Alterra Bermuda Limited, a Bermuda company (the “Borrower”) and The Bank of Nova Scotia (the “Lender”), as amended by Amendment No. 1, dated as of December 20, 2007, Amendment No. 2, dated as of December 18, 2008, Amendment No. 3, dated as of December 17, 2009, Amendment No. 4, dated as of May 3, 2010, Amendment No. 5, dated as of August 30, 2010, Amendment No. 6, dated as of December 1, 2010, Amendment No. 7, dated as of December 13, 2010, Amendment No. 8, dated as of December 12, 2011, Amendment No. 9, dated as of December 16, 2011, Amendment No. 10, dated as of February 22, 2012, and Amendment No. 11, dated as of December 14, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Capitalized terms used herein and not herein defined shall have the meanings set forth in the Credit Agreement.

II. The Borrower has informed the Lender that the Parent and Markel Corporation, a Virginia corporation (“Markel”) have proposed a business combination (the “Merger”), in connection with which Markel has formed Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a wholly owned subsidiary of Markel (“Merger Sub”), and pursuant to the Agreement and Plan of Merger dated as of December 18, 2012 (the “Merger Agreement”) among the Parent, Markel and Merger Sub, upon satisfaction of certain conditions precedent, intend to merge Merger Sub into the Parent with the Parent as the surviving company and a direct, wholly-owned subsidiary of Markel.

III. The Merger will result in a Change in Control.

IV. The Borrower has requested that the Lender (a) consent to the Change in Control resulting solely from the Merger, and (b) amend the Credit Agreement upon the terms and conditions herein contained to allow for the Merger, and the Lender has agreed so to do on the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The Lender hereby consents to the Change in Control resulting from the Merger, and waives any Event of Default that would arise as a result of non-compliance with Section 7.1(l) of the Credit Agreement as a result of the Merger.

2. The defined terms “Alterra Holdings Credit Agreement” and “Alterra USA Holdings” contained in Section 1.1 of the Credit Agreement are hereby deleted.

3. Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order:

Markel means Markel Corporation, a Virginia corporation.

Markel Amendment means Amendment No. 12 to Credit Agreement and Consent No. 1, dated as of February 11, 2013, between the Lender and the Borrower.

Markel Amendment Effective Date means “Amendment Effective Date”, as defined in the Markel Amendment.

4. Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following defined terms therein:

Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Markel, the Parent or the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of Markel that represent 51% or more of the combined voting power of Markel’s then outstanding securities, (c) Markel ceases to own, directly or indirectly, 100% of the Capital Stock of and beneficial interest in the Parent entitled to vote (in accordance with the provisions of the bye-laws of the Parent) upon general matters submitted to shareholders including election of the board of directors, or (d) the Parent ceases to own, directly or indirectly, 100% of the Capital Stock of and beneficial interest in the Borrower entitled to vote (in accordance with the provisions of the bye-laws of the Borrower) upon general matters submitted to shareholders including election of the board of directors.

Parent Credit Agreement means the Credit Agreement, dated as of December 16, 2011, entered into by and among the Borrower, the Parent, various financial institutions which are parties thereto, and Bank of America, N.A., as fronting bank, as letter of credit administrator, and as administrative agent.

5. Section 5.1(b) of the Credit Agreement is hereby amended by replacing the words “the Parent and its Subsidiaries” contained therein with the following:

Markel, the Parent and the Parent’s Subsidiaries.

6. Section 5.1(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) GAAP Financial Statements.

(i) Within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent beginning with the fiscal quarter of the Parent ending after the Markel Amendment Effective Date, a copy of the unaudited consolidated balance sheets of the Parent, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of an Executive Officer of the Parent that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and consolidated results of operations and cash flows of the Parent as at the end of such fiscal quarter and for the period then ended; and

(ii) Within 90 days after the close of each fiscal year beginning with the fiscal year of the Parent ending after the Markel Amendment Effective Date (unless the Markel Amendment Effective Date occurs on or before March 31, 2013, in which event such delivery shall be made within 90 days after December 31, 2012), a copy of the annual audited financial statements of the Parent consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Parent that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the consolidated results of operations and cash flows of the Parent as at the end of such year and for the period then ended

7. Section 6.2(h) of the Credit Agreement is hereby amended by replacing the words “Debt owed by the Borrower or any Subsidiary thereof to the Parent or any of its Subsidiaries, provided that if such Debt is owed by the Borrower such Debt is subordinate to Debt under the this Agreement on terms satisfactory to the Lender” therein with the following:

Debt owed by the Borrower or any Subsidiary thereof to Markel, the Parent or any of their respective Subsidiaries, provided that if such Debt is owed by the Borrower such Debt is subordinate to Debt under the this Agreement on terms satisfactory to the Lender.

8. Section 6.2(i) of the Credit Agreement is hereby amended by replacing the words “under any Existing Agreement and the other Credit Documents and Loan Documents (as defined in the Parent Credit Agreement and Alterra Holdings Credit Agreement, respectively)” therein with the following:

under any Existing Agreement and the other Credit Documents and Loan Documents (as defined in the Parent Credit Agreement, as in effect on the Markel Amendment Effective Date).

9. Section 6.3(a)(ii)(3) of the Credit Agreement is hereby amended by replacing the words “(3) any HP U.S. Subsidiary may merge, amalgamate or consolidate with any other Subsidiary of the Parent (other than the Borrower) or any Subsidiary of the Borrower” therein with the following:

(3) any HP U.S. Subsidiary may merge, amalgamate or consolidate with any other Subsidiary of Markel, the Parent (other than the Borrower) or any Subsidiary of the Borrower.

10. Section 6.3(c) of the Credit Agreement is hereby amended by replacing the words “provided, that any HP U.S. Subsidiary may be sold, transferred, conveyed or leased to the Parent, the Borrower or any of their respective Subsidiaries” therein with the following:

provided, that any HP U.S. Subsidiary may be sold, transferred, conveyed or leased to Markel, the Parent, the Borrower or any of their respective Subsidiaries.

11. Section 6.7(b) of the Credit Agreement is hereby amended by replacing the words “restrictions in the Existing Agreements as in effect on the Amendment No. 9 Effective Date (the “Existing Restrictions”)” contained therein with the following:

restrictions in the Existing Agreements as in effect on the Markel Amendment Effective Date (the “Existing Restrictions”).

12. Section 7.1(e) of the Credit Agreement is hereby amended by replacing the words “The Parent” with “Markel, the Parent”.

13. Subject to paragraph 15 hereof, the amendments to the Credit Agreement set forth in paragraphs 2 through 12 hereof shall not be effective until (i) the Merger shall have become effective and (ii) each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) The Lender shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b) the Lender shall have received a closing certificate, duly executed by the proper parties and substantially in the form of Annex I hereto;

(c) the Lender shall have received an upfront fee in the amount of $15,000; and

(d) all fees and expenses payable to the Lender and invoiced to the Borrower at least three (3) Business Days prior to the Amendment Effective Date (including the reasonable fees and expenses of counsel to the Lender) due and payable on or prior to the Amendment Effective Date shall have been paid.

14. Notwithstanding anything herein to the contrary, paragraphs 1 through 12 hereof shall be and become null and void and be of no further force or effect in the event that the Merger does not occur on or before October 1, 2013.

15. The Borrower (i) reaffirms and admits the validity and enforceability against the Borrower of each Credit Document and all of its obligations thereunder, (ii) agrees and admits that it has no defense to or offset against any such obligation, and (iii) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, (x) each of the representations and warranties of the Borrower contained in the Credit Document is true and correct in all material respects, except to the extent that such representations and warranties relate to an earlier date in which event such representations and warranties were true and correct in all material respects on such earlier date, and (y) no Default has occurred and is continuing.

16. This Amendment may be executed in any number of counterparts, each of which shall be original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

17. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

18. Except as amended hereby, the Credit Agreement shall in all other respects remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ALTERRA BERMUDA LIMITED

By:
Name:
Title:

THE BANK OF NOVA SCOTIA

By:
Name:
Title: